Exhibit 99.1

Colombier Acquisition Corp. III Announces Pricing of $260 Million Initial Public Offering

New York, NY, Feb. 03, 2026 (GLOBE NEWSWIRE) -- Colombier Acquisition Corp. III (the “Company,” “Colombier III”) today announced the pricing of its initial public offering of 26,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CLBR U” beginning on February 4, 2026. Each unit consists of one Class A ordinary share and one-eighth of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “CLBR” and “CLBR WS,” respectively.

Colombier III is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While Colombier III may pursue an initial business combination in any business or industry but expects to focus on a target in an industry where it believes its management team and founder’s expertise will provide it with a competitive advantage.

The team is led by seasoned capital markets professionals including, Chief Executive Officer and Chairman, Omeed Malik, President, Paul T. Abrahimzadeh, Chief Financial Officer, Joe Voboril, Chief Investment Officer, Andrew Nasser, and Chief Operating Officer, Jordan Cohen. The Company’s board of directors includes Donald J. Trump Jr., Partner at 1789 Capital, Chris Buskirk, Founder and Chief Investment Officer of 1789 Capital; Candice Willoughby, Capital Markets Executive; Blake Masters, Director of PSQ Holdings, Inc and GrabAGun Digital Holdings Inc.; Chamath Palihapitiya, Founder and Managing Partner of Social Capital; and Laura Ingraham, Host of “The Ingraham Angle” on Fox News.

Roth Capital Partners is acting as sole book running manager and representative of the underwriters of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,900,000 units at the initial public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, Attention: 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by email: rothecm@roth.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or change after the date of this release, except as required by law.